Exhibit 99.1

REDWOOD TRUST PROVIDES PRELIMINARY THIRD QUARTER 2022 FINANCIAL RESULTS AND ANNOUNCES DATE OF THIRD QUARTER 2022 FINANCIAL RESULTS WEBCAST AND CONFERENCE CALL

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today provided preliminary results for certain financial measures for the quarter ended September 30, 2022 and also announced the date for the Company’s third quarter 2022 financial results webcast and conference call.

The financial information set forth below is provided in light of recent market volatility and intended to provide shareholders with information on the resiliency and strength of Redwood’s balance sheet as we navigate through ongoing market conditions. These financial figures reflect the Company’s preliminary estimates with respect to such information, based on information currently available to management, and are subject to completion, including the completion of customary financial statement closing and review procedures as of and for the quarter ended September 30, 2022.

Preliminary Third Quarter 2022 Financial Results

●	The Company estimates that at September 30, 2022, GAAP book value per share was in a range of $10.15 to $10.25, a 4.9% to 5.8% decrease from $10.78 at June 30, 2022

●	Maintained robust balance sheet with unrestricted cash of $297 million and unencumbered assets of approximately $500 million at September 30, 2022

●	Added $900 million of new financing capacity across multiple borrowing facilities (with both new and existing domestic depository institutions) in the third quarter to further support operating platforms; have over $3 billion of unused financing capacity across Residential and Business Purpose Mortgage Banking segments

●	Repurchased 3.4 million shares of Redwood’s common stock at a cost of $24 million, resulting in $0.12 per share of book value accretion in the third quarter

●	Total margin call activity in the third quarter resulted in a net return of cash to Redwood from financing and hedging counterparties

●	A third quarter common stock dividend of $0.23 per share, unchanged from the second quarter of 2022, was paid on September 30, 2022 to shareholders of record at September 23, 2022

Per share amounts at September 30, 2022 are based on 113,343,014 common shares outstanding on that date.

Third Quarter 2022 Financial Results Release Date

The Company also announced it is scheduled to release its full third quarter 2022 results on October 27, 2022 after the close of the market. Redwood's senior management team plans to hold a conference call to discuss its third quarter 2022 financial results later that same day at 2:00 pm Pacific Time/ 5:00 pm Eastern Time.

Webcast Information

The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.

Conference Call Information

To participate by phone, please dial-in at least 15 minutes prior to the start time to allow for wait times to access the conference call. The live conference call will be accessible domestically or internationally, by dialing 1-877-423-9813 or 1-201-689-8573, respectively.

A replay of the conference call will be available after 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on Thursday, October 27, 2022, through 8:59 p.m. Pacific Time / 11:59 p.m. Eastern Time on Thursday, November 10, 2022. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 13729621.

ABOUT REDWOOD TRUST

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential, business purpose and multifamily assets. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. We operate our business in three segments: Residential Mortgage Banking, Business Purpose Mortgage Banking and Investment Portfolio. Additionally, through RWT Horizons™, our venture investing initiative, we invest in early-stage companies strategically aligned with our business across the lending, real estate, and financial technology sectors to drive innovations across our residential and business-purpose lending platforms. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and established a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood's preliminary third quarter 2022 financial results, including Redwood’s estimated range of GAAP book value per share at September 30, 2022. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Investor Relations

Kaitlyn Mauritz – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com